Exhibit 10.1

[EBITDA only vesting]

August 20, 2015

Re:  Stock Option Agreement dated _____________________.

Dear ______________________,

In light of your continuing commitment to DJO Global, Inc. (the “Company”), the board of directors of the Company has decided to modify the vesting terms of certain performance-based vesting stock options to acquire shares of the Company that are currently held by you and provided for in the Stock Option Agreement referred to above. (your “Stock Options”).  These changes are intended to increase the likelihood that the performance hurdles applicable to your Stock Options will be satisfied and that you will become vested in your Stock Options.

Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in the agreement referred to above governing the terms of your Stock Options (the “Stock Option Agreement”).

The current terms of your Stock Option Agreement provide that a portion of your Stock Options are eligible to vest in four annual tranches based on meeting certain annual EBITDA targets with each tranche covering 25% of the Stock Options underlying the Stock Option Agreement.  In addition, your Stock Option Agreement provides that your Stock Options that do not vest based on meeting the applicable EBITDA targets will instead be eligible to vest if each of the following conditions is met: (1) Blackstone sells all or a portion of its interests in the Company during the ten (10) year term of your Stock Options and such Stock Options remain outstanding and (2) Blackstone realizes a MOIC of 2.25x or more upon a sale of all or a portion of its interests in the Company.

The term “MOIC” refers to the performance metric that measures Blackstone’s return on its investment in the Company and that must be satisfied in order for your Stock Options to vest, as defined in more detail in the Stock Option Agreement.

Effective immediately, the MOIC hurdle set forth in your Stock Option Agreement will be modified as described below (as modified, your “Amended Options”).  The eligibility of your Amended Options to vest based on satisfaction of EBITDA conditions will remain the same, as well as the requirement that a sale of all or a portion of Blackstone’s interest in the Company must occur during the ten (10) year term of your Amended Options and that your Amended Options have not otherwise terminated in accordance with their terms in order to be eligible to vest based on meeting the modified MOIC hurdles set described below.

If Blackstone sells all or a portion of its interest in the Company while your Amended Options remain outstanding, then your unvested Amended Options will be eligible to vest and become exercisable as follows:

1.	25% of each tranche of your unvested Amended Option under the Stock Option Agreement will vest and become exercisable if Blackstone realizes a MOIC of 1.5x;
2.	100% of each tranche of your unvested Amended Options under the Stock Option Agreement will vest and become exercisable if Blackstone realizes a MOIC of 2.25x; and
3.

if Blackstone realizes a MOIC of greater than 1.5x but less than 2.25x, then (i) 25% of each tranche of your unvested Amended Options  will vest and become exercisable (as described in Paragraph 1 above) and (ii) vesting will increase on a linear basis[1] between those two multiples as shown in the table below.

[1]

The precise formula for determining the linear vesting between 1.5x MOIC and 2.25x MOIC is as follows: the percentage of your remaining unvested Amended Options (i.e., the amount in excess of the 25% already vested) that will vest and become exercisable is a percentage equivalent to a fraction, (x) the numerator of which is the actual MOIC realized by Blackstone, less 1.5 and (y) the denominator of which is 0.75.

For example, if you own 100 options, then the number that will vest and become exercisable at various MOICs is:

MOIC	No. of Vested Option Shares (out of 100)
1.49x (or less)	0
1.5x	25
1.6x	35
1.7x	45
1.8x	55
1.9x	65
2.0x	75
2.1x	85
2.2x	95
2.25x (or greater)	100

This letter will serve and be treated as a formal amendment to the Stock Option Agreement and except as is provided in this letter, the Stock Option Agreement shall remain unchanged and continue in full force and effect.

Sincerely,

Jeanine Kestler
Executive Vice President
Chief Human Resourse Officer